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Exhibit 2.2

TRADUCCIÓN PÚBLICA / CERTIFIED TRANSLATION

ARGENTINE JUDICIARY

        Buenos Aires, April 14, 2004.a

I.

        A.    Six objections of different kinds were filed to the acuerdo preventivo extrajudicial ["APE"] formulated by Multicanal S.A. ["Multicanal" or the "debtor"]. Such objections were filed by the following: the Argentine Tax Authority (Administración Federal de Ingresos Públicos) ["AFIP"], Mr. Luis Menocchio, Credit Suisse First Boston London Branch, Deutsche Bank A.G. New York Branch, Mr. Hernán Osvaldo Basterreix, Osvaldo Atilio Prato Esq. on behalf of certain bondholders, and State Street Bank and Trust Co.

        For the purpose of providing a clear and full description of the objections and the explanations provided by the debtor, I will first resolve the objections that I consider substantially similar and then will address each of the presentations filed in these proceedings [the "APE Proceeding"].

        B.    From a comprehensive reading of the file of the APE Proceeding as of the date hereof I find it adequate to point out a series of actions.

        Multicanal sought in its initial presentation an order for the opening of the APE Proceeding.

        At such procedural stage the petition was denied because the debtor had failed to attach the aggregate necessary consents to meet the statutory majorities, according to ruling appearing on pages 16.587/9 (volume 83).

        It should be noted that for confirmation of an APE it is necessary that the consents be duly evidenced and that the majorities be met at the time of filing of the request for confirmation, pursuant to Section 72 of the Argentine Bankruptcy Law ["ABL"]. This is because the out-of-court preparation of the proceeding is the feature that distinguishes the APE from a concurso preventivo proceeding. Consequently, on December 17, 2002 the Court issued, after the bondholders' meeting was held, the ruling appearing on page 17,633—order for publication of notices—once the requirements set forth in Section 72 of the ABL had been met—statutory majorities, among others—for the purposes of Section 74 of the ABL—notice communicating the existence of [an APE] agreement.

        It should be noted that should it be deemed from the outset that the case involved an APE, [the Court] would have not denied standing as a party to the bondholders who filed the reversal request appearing on page 16,926 and would have ordered a stay of individual actions existing as of such date, which did not occur.

        To gather the majorities the debtor requested the Court to convene a bondholders' meeting, and described a series of circumstances that prevented the Trustee from doing so (see page 38 item 11.1.6). The Court deemed that the explanations provided by the debtor were insufficient and required that The Bank of New York itself provide such explanations, since Section 45 bis of the ABL establishes an order of priority for the calling of a bondholders' meeting; first the Trustee and then the Court.

        The reasons why The Bank of New York refused to convene the meeting having been specified; on September 22, 2003 the [Court] issued the order appearing on pages 16,897/905 (volume 84).

        Certain bondholders raised, on pages 16,910/20, an objection to: a) the inadmissible "judicialization" of an "out-of-court" institute, the application of bankruptcy regulations to these APE

Proceedings. They claimed that the unanimous regime contemplated in the LON [Argentine Negotiable Obligations Law] and in the LS [Argentine Companies Law] should prevail; b) they challenged the qualification thereof as a preliminary proceeding and; c) criticized the system adopted for the computation of votes of the bondholders within the scope of Section 45 bis of the ABL. On page 16,921 the objection was dismissed on the grounds that it was prematurely raised since the due procedural stage for the filing thereof was the stage for the raising of objections provided for in Section 75 of the ABL.

        At this stage I will specifically consider such objections.

PRELIMINARY MEASURES.

        The objection that challenges the fact that that proceeding was identified as a preliminary proceeding or preliminary measure (Section 323 of the Civil Procedure Code Procedural Code by reference of Section 278 of the ABL) is baseless since, regardless of the label given to such measure, it involved taking the position of the Trustee and exercising the authority conferred by Section 45 bis of the ABL to convene the meeting as authorized by law. The fact is that if the Trustee was not willing or was unable [to call for the meeting], two consequences stem from its actions. First, the Trustee may be held liable, if applicable, by the relevant person. Second, upon its failure to convene the meeting the Court acted as expressly provided in the referred provision.

        Likewise, it is not relevant to analyze the court or out-of-court nature of the APE, since upon analyzing the operation of this legal mechanism and the system of objections provided therefore, one will notice that it is not so "out-of-court" as its name may suggest. In sum, the "out-of-court" aspects of the mechanism do not prevent the potential intervention of the court of relevant jurisdiction in the manner conducted in these APE Proceedings.

UNANIMITY OR MAJORITIES.

        It is known that under the rules of companies law [LS](Section 354) as well as under the rules of negotiable obligations law [LON] (Section 14) in order to amend the terms of issuance of the kind of loan at stake (instrumented as bonds) the consent of all—the term used is "unanimous"—the holders is necessary.

        In contrast, the ABL emerges as the special law for the gathering of majorities in proceedings applicable in times of a crisis.

        Different arguments may be found to discard any doubt as to the applicability of the system of the ABL as the regulatory framework in case of an APE, even in cases involving bondholders, a conclusion reached by this Court on pages 16,897/905 (see volume 84).

        First, the most significant difference existing between such regimes lies in that LON and LS are to be applied in situations in bonis and not when the estate undergoes critical stages as is the case of the ABL.

        It is precisely for the above reason—a situation of crisis—that the above regulation (applicable to trust indenture agreements) is set aside. Thus, the bankruptcy regulations emerge, and prevail as a consequence of the crisis.

        I thus consider that the ABL, in the absence of a specific rule, prevails over general rules such as Section 14 of the LON and Section 354 of the LS.

        Since the APE as well as the rest of the bankruptcy proceedings are majorities proceedings, the regime provided in the ABL in this respect is indispensable.

        Therefore, although creditors involved are creditors enrolled in a "special category of public savings" or are financial consumers "supervised" by the Government through the Securities Exchange Commission (Comisión Nacional de Valores)—as they have been denominated—the truth is that the ABL prevails over such cases. This does not involve, contrary to what has been contended in this issue, a privileged situation exempted from the general hardships undergone by the rest of the citizens.

        In sum, after the amendment introduced by Law 25,589 to the former Section 76—to which constitutionality I will refer later—it is clear that the unanimous consent is inapplicable, since consistent with that understanding, the [APE] mechanism also produces effects on those who have not given their consent.

        Having determined that it involves a majorities proceeding, unanimity is discarded.

        Next, I hold that neither do I share the criterion held by those who state that a subsequent law (Law 25,589) amended the regime in force at the time of issuance of the bonds, since it is well known that Law 23,576 already contained the provision arising from Section 29 of the LON in which express references to reorganization (concurso preventivo) and liquidation (quiebra) proceedings are made, it must therefore be understood by analogy (Argentine Civil Code ["civ"]: 16) that as the APE is a reorganization proceeding (another type of reorganization proceeding) the effects of such Section [29] shall be extensive to it.

        Furthermore, Section 29 of the LON established, and still establishes today, that bonds issued in series shall be governed by the regime applicable to debentures contemplated in the ABL, which currently and with the amendment introduced by Law 25,589 arises from Section 45 of the ABL and Section 45 bis of the ABL (as I will later explain).

        Integration of rules based on the application of the ABL is not capricious but obeys to the need of providing the problem a solution in line with this field of the law (on interpretation and integration of rules in the field of bankruptcy law see Rouillón, Adolfo, "Régimen de concursos y quiebras", Ed. Astrea, p. 339).

        In other words, the application of the general principles as a source of self-integration requires, as an essential prior element, the non-existence of regulations applicable to the case (LL:1999:D:1229).

        In sum, the systematic framework of the issue is provided by Law 24,522 (as amended by Law 25,589) plus the bankruptcy rules with which it must abide (Section 69 of the ABL et seq.).

        In fact: the APE regulated in Chapter VII is a "type of bankruptcy proceeding" or, in other words, a bankruptcy proceeding with certain other features that distinguish it from the former, leaving aside the distinction that may be drawn between suspension of payments and general economic and financial difficulties (notions that seem to indicate that the APE is a proceeding that has a larger scope due to the kind of situation of crisis it is intended to address).

        In support of this argument it may be held that from a global standpoint of the issue, the trust indenture agreement has been the means, as is the practice in international contracts, to facilitate the placement of securities, both domestically and abroad. The trust indenture agreement governs the most significant issues of the bonds and the powers, rights and obligations of the parties thereto, but it cannot be construed to exclude the regulatory framework applicable in dispute resolutions.

        Moreover, even under the terms of the trust indenture agreement, the petition for an APE proceeding amounts to an additional event of default. This arises from the Trust Indenture Agreement dated February 3, 1997, in Section Six "Events of Defaults—Remedies available for the Trustee and the Bondholders" (see Clause 6.1.j, particularly items II and III on page 5048—volume 22) and also from application of Section 753 of the Argentine Civil Code. This, in addition to what is reflected on pages 5,747/8 (volume 25) [and] pages 6,594/5 (volume 30).

        In any case, in accordance with this interpretation, even if such would not be accepted, there is no provision contrary thereto barring this interpretation.

        As a logical consequence I reject the application of the regime of unanimity provided in Section 354 of the LS and Section 14 of the LON.

ABL: 45 or 45 BIS.

        The application of Section 45 bis of the ABL to bondholders is ancillary to the above conclusion even when the case involves an APE.

        The Argentine Supreme Court has held that "the first rule for law interpretation is to give full effect to the lawmakers' intention (...) thus avoiding any construction that results in the collision of legal provisions, destroying ones by others and adopting instead the interpretation that reconciles the provisions affording value and effect to all of them" (citation: Fallos: 304:1403).

        In doing so, the term "spirit of the law", an element that civ:16 offers as a tool to resolve gaps existing in the law, is afforded its true meaning, (Ferreiro Rubio, in the volume Bueres, Alberto J. "Código Civil...", T. I, page 28 et seq.).

        Thus, I resolved that Section 45 bis of the ABL was applicable on the grounds I set forth on pages 16.897/905 (see page 16.902 item. B).

        The above conclusion is not inconsistent with the APE proceeding regulated under Chapter VII of the ABL.

        In fact: APE + 45 bis may co-exist since they do not exclude each other.

        Either in the frame of a reorganization proceeding (concurso preventivo) or in the frame of an APE proceeding, Section 45 bis of the ABL has its own autonomy. Its rationale resides in the kind of claim involved, bonds issued in series that originate from a single loan, where bondholders loose their individual identity vis-à-vis the loan, characteristics that call for a special solution in line with the described situation. Thus, the manner in which majorities are gathered under Section 45 of the ABL is different because the kind of situation contemplated in the referred article is also different.

        First, an innovative regime is established, different from the one provided in Section 45 of the ABL. In such context and in spite of the fact that Section 73 of the ABL lacks an express reference to Section 45 bis of the ABL—Section 73 of the ABL only refers to Section 45 of the ABL—its applicability to APEs cannot be denied.

        The type of claim (bonds) is more relevant than the proceeding elected (whether an APE or a Reorganization Proceeding (concurso preventivo)), since in any event the provision of Section 45 bis of the ABL is autonomous and can perfectly co-exist either with one or the other kind of proceeding.

        In sum, in my opinion this clause of the ABL provides an answer to the need of gathering the affirmative or negative vote of bondholders, regardless of the kind of proceeding (APE or Reorganization Proceeding (concurso preventivo)) to which it may apply.

        To hold the contrary would upset the minimum order that legal provisions must have within the system they comprise, which must remain consistent and complete, at least in the sense that "its provisions must allow resolving any legal problem consisting in determining the legal consequences of any event" (see: Kalinowski, G. "Introducción a la lógica jurídica" trad. J. A. Casaubon, p. 62, EUDEBA, Bs. As. 1973 cited by Carlos I. Massini Correas "Determinación del Derecho y Directivas de la Interpretación Jurídica" in LL:10/03/04 p. 1 et seq.)

        Although the legislator did not make any reference to Section 45 bis of the ABL in Section 73 of the ABL, this does not mean in any manner that such provision is incompatible with the APE.

        These two regimes (Section 45 and 45 bis of the ABL) compose the framework of Law 25,589. Is this contradictory? It may be so but at least it leaves the door open to the construction made by this Court. There are no specific impediments that mandate from refraining from such construction. And if such impediment does not exist, I incline myself for the new regime. The reason therefore may be found in the need to provide consistency to the APE, more related to this bondholders' meeting than to the gathering of the majorities required for a reorganization proceeding (concurso preventivo) (Section 45 of the ABL).

HOW SHOULD SECTION 45 BIS OF THE ABL BE READ?

        And moreover as regards the detraction of the absentees and those who abstained from voting.

        First: in view of the apparent legal gap, there are two standpoints, the one held by the APE opponents who contend that the debtor must obtain the majorities computed from the aggregate liabilities and that the absentees should count as a negative vote (as in the case of a reorganization proceeding (concurso preventivo) by application of Section 45 of the ABL), vis-à-vis the other one held by Multicanal that considers that the absentees and those who abstain should not be counted.

        Although the interests of bondholders should be afforded the most broad and effective protection, from the two existing standpoints, I incline myself for the solution more in line with the general principles of bankruptcy law, i.e., the continuation of the operations of the company, additional explanation which I will consider in more detail later.

        There are no legal provisions in force that would prevent me from establishing the computation of the majorities subtracting such claims from the claims that form the basis of the calculation and I understand that this is the most correct solution.

        Second: it should be noted that the wording of the law expressly states that the bondholders "will meet at a bondholders' meeting" and that "thereat the participants will express their approval or rejection of the proposal". Thus I conclude that the only possible means of participating is—attending the meeting and voting affirmatively or negatively at such meeting.

        Furthermore, the law demands that in order to grant approval the bondholder must indicate to which alternative such bondholder adheres—should several alternatives exist—in the event that the proposal be approved (Section 45 bis of the ABL, item 2°), fact that also persuades me of the correctness of the adopted solution.

        In light of the above, the following legal consequence arises from the wording of the law: the basis for computation to determine if the majority of votes was obtained, given the use of the term "participants" is, precisely, the one that comprises the votes present that, in addition, are cast at such meeting.

        Third: no one may be surprised, at least in these proceedings, by the regime applied, since the system to be applied for the computation of the votes was expressly announced with enough time in advance. The notice was made reasonably in advance and the meeting was broadly communicated.

        The place of residence of certain foreign creditors (the distance involved) does not affect the above because even when they attempt to find excuses on the grounds of the amount of traveling expenses and other similar problems (the gathering of documents), the truth is that those seem irrelevant vis-à-vis the type and amount of the claims that they hold. Such arguments are not persuasive when the claims as to which they are made exceed US$5 million (see page 65 of Huff's presentation).

        Therefore, it seems reasonable to compute only the will of those that undertake the responsibility of approving or rejecting a decision and not to leave the fate of the APE in the hands of absentees or those who abstained from voting.

        This has been the criterion held in the ruling that ordered convening the bondholders' meeting as a consequence of the Trustee's failure to act (for several reasons, which I need not analyze herein), and which the Court was called to decide and so it actually did exercising the authority vested by the ABL (Sections 274 and 278 of the ABL).

        It should be noted that in several occasions, under the same line of interpretation (that is in line with the ultimate goals of a reorganization proceeding (concurso preventivo), i.e. to preserve the continuation of the business), courts have decided to exclude the AFIP from the computation of majorities since such agency, upon the formulation of a plan of reorganization, usually abstains from voting on the grounds that it lacks statutory authority to do so.

        Therefore, there exist "exclusion" cases that are different from the ones provided in Section 45 of the ABL. Such cases either arise from events of exclusion provided in regulations different from the bankruptcy law [itself], or as results of construing Section 45 of the ABL integrated with basic civil code regulations (Sections 21, 953, 1071, etc. of the Argentine Civil Code) so as to avoid disregarding a specific case due to a specific provision, that may be in many cases, inadequately regulated.

        And this is what has actually happened with the interpretation attached to Section 45 bis of the ABL, which actually results in a new case of exclusion, either in a reorganization proceeding (concurso preventivo) as well as in an APE.

        Finally, we should bear in mind the situation of crisis within which the rule of exclusion of absentees has been applied.

        This calls for assessing two antagonistic positions from an axiological standpoint and in these times (of economic and financial crisis).

        But the conservation of business is not a sufficient ground, since this is only half of the truth.

        On which other grounds do I consider that the application of Section 45 bis of the ABL is feasible?.

        As an hypothesis, it can be contended that a prospective denial of the APE—as a result of not applying Section 45 bis of the ABL—would not prevent the debtor from filing a petition for a voluntary reorganization proceeding (concurso preventivo).

        The filing of such petition for a reorganization proceeding (concurso preventivo) would not affect the continuation of the business.

        What would be the purpose thereof—allow the debtor to file its reorganization proceeding—knowing that this Court will then again apply the regime of Section 45 bis of the ABL, but now in a reorganization proceeding (concurso preventivo)?. None.

        I simply hold that dismissing the APE at this stage would involve an increase in the delay and would result in a waste of jurisdictional effort and additional cost, which would benefit no one.

REQUIREMENTS OF THE APE.

        The last ground for objection is based on the failure to file the consent of the unsecured commercial creditors. The opponents hold that the consent of the unsecured commercial creditors involved cannot be presumed.

        By way of principle, no objection may be raised since this does not even amount to a presumption. Such presumption is non-existent since it is absolutely certain that if the terms agreed upon are complied with, no gathering of consents is necessary.

        It should be noted that the terms and conditions of payment of the unsecured commercial creditors have not been altered. In my opinion, the class is not impaired by virtue of the plan, and it is categorically concluded that each holder of claims or rights of such class has accepted the plan and that the gathering of consents from the holders of claims or rights is not necessary.

        This interpretation provided by Multicanal, based on the antecedent of U.S. law, is reasonable and compatible with the APE. Maybe in another context a different solution would be arrived at because this is not a principle of permanent application. Moreover, such situation is not considered in breach of the par conditio creditorum. This could be serious if this class of creditors that will be paid 100% of their claims held a significant percentage of the total liabilities, so that the burden resulting from the debt reduction or debt extension would unequally fall upon the different classes of creditors, but this is not the case. The amount of the referred claims has no major impact since as per the unchallenged calculations, such claims represent a figure slightly above 3% of all the unsecured creditors, thus this issue deserves no further comments.

        As a corollary of the above it may be held that: a) the regime of the ABL overrides the application of LON and LS,; b) even lacking an express reference in Section 73 of the ABL to Section 45 bis of the ABL, the latter is also applicable to APEs; and c) the subtraction of the claims held by absentees and those who abstained from voting at the meeting regulated by Section 45 bis of the ABL is the sense that should prevail upon making a global interpretation of such provision.

        Hereinbelow I will decide on each of the six presentations pending consideration.

II.    OBJECTION FILED BY THE AFIP

1.

        On pages 17808/17811 (and supplementary page 18,107) the AFIP opposes the confirmation of APE on the grounds that the debtor partially failed to declare in the list liabilities a claim held by AFIP (which amount and items it specified).

        Considering that the initial presentation specified that the only creditors to which the APE would apply with the effect of altering their repayment conditions would be those included in the class of "Unsecured Financial Creditors" and that the tax claims would fall within the class of "Unsecured Non-Financial Creditors" the AFIP seeks an express declaration of whether the claims held by it are included or not within the terms of the APE formulated by Multicanal.

2.

        In an additional clause included in the referred presentation, Multicanal stated that since no change had been requested as regards such claims, the decision confirming the [APE] will not bear effects on the potential claims held by AFIP.

3.

        Since the claims invoked by AFIP stem from social security obligations and in view that the terms of the APE offered by the debtor does not cover claims as the one described, as acknowledged by the debtor, the objection has become abstract.

4.

        Thus, I RESOLVE: to declare that the issue raised by the AFIP is abstract, assessing court costs and litigation expenses (costas) on each party, as incurred.

III.  OBJECTION FILED BY MR. LUIS MENOCCHIO.

1.

        On pages 18077/18083 Luis Raúl Menocchio opposes to the confirmation on the grounds that his claim was not disclosed.

        He claims to have executed with Multicanal a purchase agreement relating to stock of several companies and that, upon default in performance of its obligations by the debtor, Mr. Menocchio filed a court action in the Republic of Paraguay.

        He held that the failure of listing his claim—not even as a disputed claim—amounted to an accounting fraud affecting both the assets (where the shareholding interest is not recorded) as well as the liabilities (since the amount owed and unpaid on account of the purchase and sale was not recorded).

        As regards the standing to object, Mr. Menocchio contends that although his claim involves a claim pending and in litigation and that it would not fall within the list of opponents mentioned in the first paragraph of Section 75 of the ABL, the referred provision should be construed in view of the goals thereof and he concludes that as result of having a legal interest in the confirmation he was entitled to object thereto.

        In the alternative, in the event that his standing would be denied, he raised the unconstitutionality of Section 75 of the ABL, and offered evidence.

        Finally, he informed that he had made partial assignments of his claim.

2.

        On pages 18319/21 appears Multicanal's answer to the above objections. Multicanal contends that Mr. Menocchio lacks standing to oppose to the APE. Multicanal alleges that Mr. Menocchio is not a creditor since the existence of the claim he invoked is being disputed in court. Multicanal states that there is no accounting fraud as Menocchio contends, since the financial statements as of June 30, 2003 and September 30, 2003 contain a detailed description of the matter invoked by the petitioner. Multicanal states that the unconstitutionality raised is ineffective and abstract.

        Finally, Multicanal contended that notwithstanding the foregoing Menocchio could not invoke any damage since the APE establishes that, upon a prospective court acknowledgement of the claim alleged by Menocchio, such claim would fall within the class of "Unsecured Non-Financial Creditors" as regards which the APE has no effects.

3.

A.    Opening of the Evidence Stage:

        I hereby hold that in view of the considerations that I will make in item B below, I can issue a decision based on the records appearing in the file, and therefore I will not open the evidence stage requested by the opponent in his presentation.

B.    Standing:

        I do not share the thesis alleged by Multicanal, as to the strictness of the standing to oppose the APE. In sum, although disputed, if it were established that [the debtor] fraudulently omitted disclosing any claim, such circumstance could be a reason to deny confirmation of the APE; if not it would be an event that the Court cannot disregard.

        However, in the case under analysis, the account fraud did not exist as we will see hereinbelow.

C.    Accounting fraud and challenge of the financial statements:

        The objection is baseless since, as the debtor points out, the prospective claim and the litigation invoked were not omitted. This is reflected by reading Note 7:a "Acquisition of cable systems in the Republic of Paraguay" as regards the Financial Statements issued as of June 30, 2003 and September 30, 2003 appearing on page 18.189 (volume 88). There, the commercial operation as well as the existence of the litigation heard by the courts in Paraguay were clearly explained.

        It may be concluded that the claim at stake was not omitted, less still that Multicanal exercised a fraudulent conduct. As a consequence thereof, the ground provided in Section 75, first paragraph, of the ABL does not exist.

        From another standpoint, and as regards the standing of the opponent, challenged by the debtor, I understand that the gap in the law could result in that an omitted disputed creditor—of significance—could become grounds to deny confirmation of the APE. Hypothetically, let's imagine a claim, that although disputed, would exceed in its amount all the outstanding claims. However, this is not the case under analysis, where the amount involved in the litigation (as a maximum contingency) represents approximately 20% of its class (unsecured non-financial creditors), class that exceeds the amount of 62 million dollars (Annex 6) whereas it represents approximately 1% of the total liabilities.

D.    Unconstitutionality of Section 75 of the ABL:

        The unconstitutionality raised is denied on the grounds that it is abstract, in light of the manner how the principal issue was elucidated in item A second paragraph and what will be held hereinbelow in item E.

E.    Scope of the APE:

        Finally, and apart from the prior objections that were denied, the truth is that the APE would not amend the status of the claim held by Mr. Menocchio. Even in the hypothesis that the disputed claim be allowed in the future, such claim would be included in the "unsecured non-financial creditors" class, as which the APE has no effects as specified in the terms thereof, therefore and this is definitory the original titles of such claims are not altered in any manner.

4.

        Consequently, I RESOLVE: to dismiss this objection.

IV.    OBJECTION FILED BY CREDIT SUISSE FIRST BOSTON LONDON BRANCH.

1.

        The opponent specified on page 18.122—after having answered the request made by the Court on page 18.089—that its objection to the APE was subject to the condition that the Court would establish that: a) Multicanal had the intention to exclude the rest of the creditors from the benefits offered to certain other creditors as informed by a third party; b) that María A. Depretini and Fontana, ABN—AMRO Bank Fideicomiso Revel, Angel Jesús Miselli and/or Deutsche Bank AG New York did not

present their consent to the APE proposal according to the formalities established by the ABL and that consequently, the debtor did not obtain the majorities required by Section 73 of the ABL.

2.

        Multicanal contended on pages 18.323/8 first, that not only was the document filed to evidence authority seriously flawed, but also that the wording thereof reflected that the attorneys were lacking authority to oppose to the confirmation of the APE.

        Notwithstanding the foregoing, the objection is not such for two essential reasons:

  a)
  Because it involves a "conditional objection" and because it does not refer to facts that the opponent contends and offers to prove but to prospective facts of third parties, as which CSFB makes only mere hypothetical or conjectural statements, since CSFB is neither aware of the veracity of the allegations made by W. Connors nor offers any evidence with respect thereto and CSFB only subordinates the operation of its arguments to the decision that might be issued on such matter. Far from what Connors contends, Multicanal, upon improvement of the proposal, offered it to all the creditors through a public offering proceeding. Multicanal points out that all the negotiations it maintained with its creditors were reported as from the initial launching of the restructuring proposal, and that the existence and contents of the Support Agreements had been made known to the public. All the Support Agreements entered into between Multicanal and certain bank creditors were added to the file upon receipt of the original counterparts duly executed, apostilled and translated into Spanish.

  b)
  Item b) of the presentation captioned "Request is being answered" on page 18.122 was not included in the original presentation and therefore has been untimely filed for the purpose of any objection. Notwithstanding the foregoing, it should be noted that this argument based on the allegation that certain creditors did not execute the APE and that as a consequence thereof Multicanal would have not obtained the majorities required by Section 73 of the ABL, in no manner results in that the statutory majorities were not obtained. For the bondholders who executed the Support Agreements the signing of the APE involved a right and not an obligation to ratify the consent expressed in the bondholders' meeting, since the only party under the obligation to sign the APE was the debtor as it undertook thereby a series of commitments, some of them related to the administration of the company and the actual performance of the APE.

3.

A.    Lack of standing:

        The lack of standing of Cecilia M. Mairal, Esq. who contends to be the representative of Credit Suisse First Boston London Branch (see page 18.122) is essential for the dismissal of this objection.

        The document that attempts to evidence the agency that the bank institution would have conferred does not reflect that the attorney was vested with authority to object under the terms of Section 75 of the ABL. Such lack infringes the strict formality that must prevail in this kind of proceeding for exercising rights purposes.

        Even if a term was granted to cure the omission, any objection raised under Section 75 of the ABL would be untimely.

B.    Non-existence of an objection:

        Multicanal's standpoint is correct in pointing to the absence of a formal objection since under the regime applicable to this stage of the proceeding, it is not possible to raise "conditional" objections in the described terms.

        Moreover, the allegations on which CSFB attempts to base its objection exceed the grounds established by Section 75 of the ABL, since such allegations refer to statements raised by third parties that would have influenced the adoption of decisions—grant of special benefits—unknown at the time of signing the APE and that as I mentioned above are foreign to this proceeding and to this stage of objections in which we are. In any event, I point out that no evidence was offered supporting the opponent's standpoint (Section 377 of the Civil Procedure Code by reference made in Section 278 of the ABL) who bears, as in every case, the burden of proof.

4.

        Thus, I RESOLVE: to dismiss the above objection.

V.    PRESENTATION OF DEUTSCHE BANK A.G. NEW YORK BRANCH.

        Having analyzed the two presentations made by the financial institution (see page 17.969 and page 18.114) such presentations do not qualify as an objection under Section 75 of the ABL, but only as a series of allegations intended, in any case, to leave record of a certain dissatisfaction. Therefore, the presentation must be rejected. No court costs and expenses (costas) are assessed since the matter did not strictly involve a procedural incident (incidente).

VI.    OBJECTION FILED BY HERNÁN OSVALDO BASTERREIX.

1.

        On pages 17681/82 Hernán Osvaldo Basterreix opposes the confirmation, substantially on the following grounds:

  a)
  not having complied with the requirement set forth in Section 72 of the ABL as to the date of the statement of assets and liabilities that is the basis for the calculation of the majorities, since [the debtor] takes without providing any apparent explanation as a starting point the financial statements closed as of June 30, 2003 omitting the subsequent financial statements closed as of September 30, 2003. Furthermore, the opponent objected the certification on the grounds that it did not comply with Section 72 of the ABL:1;

  b)
  not obtaining the statutory majority on the aggregate claims, since the applicable regulations do not allow for calculation excluding a portion of the unsecured claims. Thus, calculated on the aggregate claims ($1,779,116,927 as per the opponent's own calculations) it does not even amount to 64% and consequently, the statutory majority was not obtained;

  c)
  computing the majorities on the bondholders meeting on the basis of the creditors-in-attendance, which at any event, would result independent from the final calculation of the statutory majorities, i.e., not strictly existing a classification within the frame of the APE, the majority must be computed on total liabilities, including registered creditors, regardless of whether they attended the bondholders meeting or not.

2.

        On pages 18300/18317 appears the reply filed by Multicanal which substantially refers to the economic-financial situation that Argentina underwent from the end of 2001 and its impact on Multicanal, and to the novel aspects of the APE mechanism. Multicanal explained that the election of financial statements dated as of June 30, 2003 was not arbitrary since the company prepares quarterly closings and the referred one pertained to the closing immediately preceding the date of court filing of the APE (August 12, 2003), as regards such accounts the revision proceedings established in Technical Resolution No. 7 of the Argentine Chartered Accountants Association (Federación Argentina de Consejos Profesionales de Ciencias Económicas) had been complied with.

        Multicanal pointed out that the certification of the computation of the majorities mandated by Section 72, subsection 5, of the ABL had not been attached to the initial filing since the celebration of the bondholders meeting which was finally held on December 10, 2003, was still pending. Once the bondholders meeting was held, with the results of the voting and the approvals granted by non-bondholder creditors, the majorities were calculated on the basis of the accounting records duly filed, to such end the amounts pertaining to the approvals and rejections were re-expressed as of June 30, 2003 values as regards the accrual of interest, calculation of CER and the exchange rate (comparing approvals and rejections at values as of June 30, 2003 with accounting records of such claims as of June 30, 2003).

        Notwithstanding the foregoing, Multicanal attached accounting certifications reflecting that even in the case that the calculation of majorities would be prepared on the basis of financial statements dated as of September 30, 2003 or as of November 30, 2003 the majorities required by law were obtained.

        Multicanal stated that there were no unsecured creditors excluded from the APE proposal and that such unsecured creditors did not constitute the aggregate liabilities since the creditors holding priority claims were also included within the aggregate liabilities, however for the purposes of the APE they were not included in the list of liabilities, in compliance with the express mandate of the ABL.

        Multicanal described the guidelines taken into account for the calculation of the majorities in the case of "Unsecured Financial Creditors" and the ones taken into account in the case of "Unsecured Non-Financial Creditors" (bondholders on the one part and commercial creditors on the other).

        Multicanal indicated that the unsecured non-financial creditors were encompassed in the APE and that the proposal addressed to them consisted of the strict performance of the conditions established in their respective titles.

        Finally, Multicanal stated that the presumption of acceptance by these creditors has been implicitly confirmed by absolutely all the members of this class by the fact that no objection or challenge whatsoever was brought [by such creditors] against the APE.

        As to the bondholders, Multicanal stated that Section 45 bis of the ABL allowed not taking absentees into account in the base of calculation of the majorities. The voting regime of Section 45 bis of the ABL had special features since it was created by lawmakers to provide an answer to the special characteristics of bonds issued in series. This special regime, providing for "non-computation" of absentees and those who abstained from voting has the goal of providing a valid legal means designed to allow companies that placed their debt through the issuance of such bonds to overcome such difficulties with the support of their creditors.

        The provision refers to those who "participate" at the meeting, such term must be understood as applicable to those "in attendance" whilst the term "rejection from the rest" indicates that the absences and abstentions should not be taken into account for the purpose of calculation.

        Multicanal added that prior to the bondholders meeting, newspapers of large circulation in Argentina, the United States and Luxembourg had publicized the mechanism for computation of votes. Later, the bondholder creditors who decided to attend the meeting met and voiced their approval or rejection of the proposal, the principal of those who voted affirmatively was calculated as expressed by one single person and those who voted in the negative were calculated also as expressed by one single person.

        Finally, Multicanal contended that the decision adopted did not bring about any detriment to any of the creditors and on the other hand reaffirmed the principle of continuation of business.

        Multicanal expressly requested court costs and litigation expenses (costas) to be assessed on the opponent.

3.

A.    Cut-off Date: June 30, 2003 and objection to the accounting certification:

        It is essential for the dismissal of this objection that even if were considered that using as parameter the financial statements dated as of June 30, 2003 was insufficient, the truth is that with the elements resulting from the statements dated as of September 30, 2003 or even as of November 30, 2003—immediately preceding the holding of the bondholders meeting—the majorities required by Section 73 of the ABL were obtained, as explained and documented by the debtor. On the other hand, all the referred comply with the requirements of Section 72, subsection 1, of the ABL, and no valid explanation was provided supporting the objection thereto.

B.    Calculation of majorities:

        Depending upon the kind of claim involved, the following considerations may be made:

        Unsecured Financial Creditors: As the debtor states, the accountant's certification filed in due course as well as the one that appears on pages 18,292/9 reflect that the minimum statutory percentages were reached; such computation was made subtracting claims held by those absent or dissidents from the bondholders meeting held on December 10, 2003, in full accordance with what was stated in Section I above. Thus, this objection is inadmissible.

        Unsecured Non-Financial Creditors (commercial): As stated at the outset in this ruling, the express consent of the creditors involved herein is not necessary and therefore the objection is rejected.

C.    Exclusion from computation of absentees to the bondholders meeting held on December 10, 2003:

        As the debtor has pointed out, there was no mistake as regards the calculation of the principal amount that would allow for the referred objection. Such calculation was arrived at with accordance to the guidelines described hereinabove.

4.

        Therefore, I RESOLVE: to reject the above objection.

VII.    OBJECTION FILED BY OSVALDO ATILIO PRATO ON BEHALF OF BONDHOLDERS:

1.

        On pages 18090/18105 Osvaldo Atilio Prato Esq. (representative of a certain number of bondholders) opposes confirmation substantially on the following grounds:

  a)
  Inadmissibility of the reorganization proceeding by application of Section 31 of the ABL, in fine.

  b)
  Inadmissibility of the reorganization proceeding since contractual documents unilaterally established by Multicanal provide for the convening of deliberative or collective meetings (arts. 9.7 et seq.).

    The opponent contended that the debtor sought to force the application of Section 45 bis of the ABL and to obtain the effects of the APE arising out of a potential confirmation of its agreement. The opponent stated that if the debtor chose the out-of-court road it should have abided by the mechanism contractually agreed upon with its creditors (with strict reference to the mechanism of convening and effecting amendment agreements) and, having chosen such road, the debtor could not repeal a contractual clause to substitute it by the statutory regime provided for court proceedings.

    The opponent contended that neither the steps set forth in Section 323 of the Civil Procedures Code nor the proceeding contemplated in bankruptcy law were applicable.

  c)
  Next, the opponent raised the unconstitutionality of Section 45 bis of the ABL on the grounds that it seriously impaired its property rights.

  d)
  The opponent alleged the unconstitutionality of the effects of the APE (Section 76 of the ABL) as regards all those who did not participate and/or rejected to offer proposed since: there is not submission to jurisdiction, the case did not involve a universal proceeding each because it did not contemplate the common interests of creditor, but exclusively those specific of each creditor and that no judgment may give rise to a community of creditors capable of imposing its decisions on the dissenting minority.

  e)
  According to the calculations made by the opponent, considering the accountant's certification filed by the debtor and the minutes of the bondholders meeting, the majorities were not obtained.

  f)
  The opponent alleged that the transparency of the results could not be verified since the respective creditors holding bonds; other than in the case of individuals in-attendance, the remainder, in its vast majority, were not identified but only by the financial institutions who allegedly represented their bondholder clients. Therefore, the relevant documentation evidencing the holdings and the documentary elements that allowed for the computation of the relevant votes had to be produced and presented.

2.

        On pages 18267/18290 Multicanal filed its reply, which substantially contended:

  a)
  That the alleged inadmissibility of the reorganization proceeding had already been raised and had been dismissed by the decision dated December 19, 2003, which is unappealable.

  b)
  As to the possibility contemplated in the trust indenture agreements of having the bondholders meeting convened by the debtor, as is reflected clearly in the file: the Trustee declined to convene the bondholders meeting to consider the APE as evidenced by the documentation added to the file and assessed in the ruling dated September 22, 2003.

    Moreover, Multicanal pointed out that in the objection filed by State Street Bank and Trust Co., Annex 4 contained a letter dated October 21, 2003 whereby The Bank of New York communicated to the bondholders the notice of the bondholders' meeting ordered by this Court specifying the essential particularities and requirements for attendance thereat. At such stage the Trustee did not raise its right to convene the bondholders meeting and consented and implemented the decision on the matter.

  c)
  The court action taken as a "preliminary measure" is the procedural step necessary to exercise the authority conferred to this court by the law to convene the bondholders' meeting considering that both legal scholars and case law have held that the contents of Section 323 of the Civil Procedures Code, the powers conferred upon the Court by Section 274 of the ABL and the directives of Section 278 cannot be construed restrictively.

  d)
  The proposal made obtained the statutory majorities since the rule contained in Section 45 bis of the ABL can only be construed as prevailing in bankruptcy situations over the specific law of negotiable obligations.

    As regards the alleged unconstitutionality of Section 45 bis of the ABL, Multicanal contended that the opponent seemed to suggest that the impairment of its property right would arise from "the restriction" imposed on the voting rights of each and every bondholder (reduced to one single affirmative vote and one single negative one) vis-à-vis the computation that was proper to the bondholders meeting, and claims for the bondholders that he alleges to represent the possibility of voting individually and according to the portion of their investment in the Bonds.

    On the other hand, Multicanal contended that the necessity and reasonability of the computation of a single vote of persons in a reorganization proceeding (concurso preventivo) or in an APE (or to be precise, two: one for the affirmative and one for the negative, as the case may be) is imposed as a result of the nature of the claims at stake.

    The adoption of decisions by the majority of capital held is inherent to our whole legal system, and was not new in cases involving the issue of bonds at the time the opponent decided to invest. To propose the personal vote of each holder according to their co-ownership encounters an insurmountable hurdle: the nature of the bonds prevents per se considering each holder as an individual creditor due to the plurality of lenders. The collective nature of the loan, the division of the debt and the representation of the claim in bonds justify the unified treatment.

    The challenged provision does not "prevent" bondholders from exercising their voting rights but establishes a "modality" to adequate such rights to the new situation. Thus, it is not unreasonable from a legal, technical or axiological standpoint, therefore the unconstitutional challenge must be denied.

    As regards the non-computation of absentees in the basis for calculating the majority, Multicanal contended that Section 45 bis of the ABL allows so, for similar grounds provided in answering the objection raised by Mr. Basterreix. Regarding the calculations presented by the opponent, Multicanal stated that the opponent not only disregarded the manner in which absentees and those who abstained from voting should be computed but also took from the accountant's certification the sum of unsecured financial claims in Dollars pertaining to the Bonds as per accounting records as of June 30, 2003 (that include interest accrued as of the cut-off date) but comparing it with the sum of approvals pertaining exclusively to their principal amount in dollars (without including interest accrued as of the cut-off date). Such number of errors lead to the conclusion that the statement to the effect that the majorities required under Section 73 of the ABL were not obtained must be rejected.

  e)
  Multicanal rejected the alleged unconstitutionality of the effects of the APE (Section 76 of the ABL). The grounds raised by the opponent relate to the former APEs, which were characterized by their lack of binding effect on absent or dissident creditors, but such reasoning cannot be applied to the APE incorporated by Law 25,589. Multicanal provided the opinion of legal scholars and case law supporting its position.

  f)
  As regards the correct identification of the bondholders, the opponent confuses the term "identification" with the term "standing".

    Under Section 45 bis of the ABL only the holders of Bonds already issued may attend bondholders' meetings. In this regard, the notice of the meeting specified the standing requirements required for attendance thereat, both for the case of individuals and corporations, either attending in person or by proxy.

    The financial institutions referred to by the opponent (which he lists) attended the meeting in their capacity as holders of Series J Bonds and not as proxies of client bondholders. Another attended as Trustee.

    The capacity of the above mentioned financial institutions as holders of the bonds arises from the "Support Agreements" executed by the Company or from the corporate Book of Deposit of Shares and Attendance to Meetings or as Exchange Agent for the Invitation to Accept the APE, all of which has been added to the file.

    As regards the presentation of the "respective instructions that each of them would have imparted" such is inadmissible since: a) Section 45 bis of the ABL only refers to the holders of bonds and not to the persons who hold an indirect interest; b) such documentation was not required in the notice of the meeting and thus cannot be demanded.

3.

A.    Application of Section 31, in fine, of the ABL:

        As explained when resolving this objection on December 19, 2003 (see pages 17.643/4, volume 86) the provision of Section 31, in fine, of the ABL is not applicable with the scope that the opponent attempts to give it. Precisely, this is the reason why the opponent was allowed to continue with the executory actions and involuntary bankruptcy petitions heard by this Court. The APE did not formally exist until the issuance of the decision on page 17.633 (volume 86), as from which the possibility of staying such actions under Section 72 of the ABL was triggered. For such grounds and taking into account the dismissal by the court of appeals of the remedy appearing on page 18,344 (volume 88) the objection is rejected.

B.    Application of Section 45 bis of the ABL and the steps set forth in Section 323 of the Civil Procedures Code:

        The application of Section 45 bis of the ABL was already analyzed herein (see Chapter I). Additionally, the existence of a trust indenture agreement is irrelevant since the specific regulations of the ABL prevail in the case. The agreement referred to by the opponent has a scope limited to certain context, that is not applicable in the case at stake. Consequently, having discarded the applicability of the trust indenture agreement requiring unanimity was required—as the objection seeks—and having resolved the issue on the grounds of Section 45 bis of the ABL, the objection is inadmissible.

C.    Unconstitutionality of Section 45 bis of the ABL:

        The case law of the Argentine Supreme Court holding that the declaration of unconstitutionality is the last resort of the legal system is widely known (citation: Fallos, 288:325; 290:83; 292:190; 301:962, among others).

        As a logical corollary of such principle, it has been held that a remedy of such nature must contain a solid argumentation basis as well as solid supporting grounds to be entertained, evidencing in each case the Constitutional provisions actually breached.

        As a rule, damage is abstract when the plaintiff cannot evidence a specific damage different from the situation undergone by the rest of the citizens, and may not base its standing to file an action on the general interest involved in the enforcement of the Constitution and the laws.

        Having analyzed the issue in the manner described on page 18,095 and reverse (volume 87), we note that the unconstitutionality raised does not meet the requirements established to challenge the constitutionality of a legal provision.

        The opponent specifically contends that if is established that Section 45 bis of the ABL applies to this case, such article would become unconstitutional. However since the method of computation of majorities that approve the proposal is an essential feature of the kind of proceeding involved in, the computation of majorities that approve the proposal, the opponent has failed to evidence—not even by indicia—the existence of damage sustained as a result of the application of the referred legal provision.

        Notwithstanding the fact that the above circumstances alone suffice to reject the objection filed, I understand that elucidating the issue at stake makes a service to justice, waiving the authority that entitle this Court to dismiss the objection on formal grounds.

        In fact, if the grounds of the objection related to the voting system approved, the grounds for rejection thereof are set forth earlier herein. Conversely, if the grounds of the objection are that there has been no court supervision, the argument is not consistent with the facts. The opponent should take notice of the voluminous filings in this case including presentations filed by the opponent himself, which although substantially denied were heard and assessed in such frame.

        Furthermore, the legal arrangements adopted for the holding of the bondholders meeting do not reflect any arbitrary discrimination by the lawmaker that would prevent ensuring jurisdiction. On the contrary, such exclusion (Section 45 bis of the ABL) of the claims held by absentees and dissidents deprives the opponent from standing to challenge the regime established by the law, since he is not seeking defense for an interest of his own, since as factual matter neither he nor his principals have been excluded. Thus the standing to make such unconstitutionality challenge is highly questionable.

        At this stage, we may infer that the legislative technique may be arguable, but this does not mean that it may be constitutionally disqualified, since we do not identify any flagrant violation of the Constitution.

        Additionally, although as a consequence of the kind of loan involved—instrumented in bonds—the holders loose certain weight in the computation of votes per person, in the context of this APE, such weight is balanced since—and this is important—their vote is significant in terms of the computation by principal amount of debt.

        From another standpoint, the remaining observations thereto refer to the economic policy measures that the Government may adopt when certain consequences occur and its criterion of opportunity cannot be subject to judicial review. This is so because courts are not empowered to assess the prudence and opportunity of laws or the degree of success of the lawmaker in the field of its own authority. Consequently the challenge of unconstitutionality filed as with respect to Section 45 bis of the ABL should be dismissed.

D.    Unconstitutionality of the effects of the APE (Section 76 of the ABL):

        The same can be held with respect to the attempt of disqualifying the above article. If the APE is a legal instrument incorporated to the ABL, Section 76 is contained in the system of the ABL in parallel with Section 52. Nothing has been said against the latter.

        Furthermore, the opponent has not challenged the constitutionality of the APE, and consequently it cannot just challenge its effects. One must assume if the opponent has accepted the APE it cannot challenge only the constitutionality of its effects.

        It should be noted that the opponent admits Multicanal's right to seek protection under such remedy. Thus, I refer to the grounds described in E above (lack of standing, lack of actual damage, etc.), and I reject the objection.

E.    Lack of Majorities:

        With reference to the arguments held when considering the claim of Mr. Basterreix, the records stemming from the accountant's certification attached to the file, the information gathered and the explanations provided by the debtor, I hereby reject this objection.

F.    Transparency of the results of the respective creditors per bondholders:

        The objection challenging the transparency of the results is abstract when one notices that the opponent confuses—as Multicanal clarifies—"standing" with "identification". Although the opponent claims to have "doubts" as to the accuracy of the alleged holdings claimed by each of the bank institutions, the opponent has failed to provide any evidence supporting such doubts, which leads this Court to reject this objection since the burden of proof lied upon the opponent (Section 377 of the Civil Procedures Code, by reference of Section 278 of the ABL).

        Even more so, since I do not find indicia to make me believe that such elements (holdings) are not duly documented.

        Finally, the petition seeking that demand be given on the debtor to produce the referred instructions is not admissible, considering the kind of interests involved (direct ones) and bearing in mind that if such were the case the opponent itself would be incurring in a serious contradiction. As Multicanal concludes "if the argument of the opponent was accepted, then the negative vote cast by the opponent in the bondholders meeting should not be computed" (sic, see page 18.289/90, volume 88).

        4.

        Thus, I RESOLVE: to reject the above objection.

VIII.    STATE STREET BANK AND TRUST (CO):

        1.

        On pages 17900/17946 "State Street Bank and Trust Co" alleges to have standing since it is the holder of Bonds (nominal value US$157,355,024), one of whose beneficiaries is Argentinean Recovery Company LLC, which in turn gathers—directly or indirectly- trusts, pension funds, charity institutions and persons whose interests are compromised in the bonds issued by Multicanal and whose management is exercised by W. R. HUFF ASSET MANAGEMENT CO LLC.

        The opponent files the objection pursuant to Section 75 of the ABL and in a nutshell raises the following arguments:

          a)    The majorities required by Section 73 of the ABL were not obtained. The accountant's certificate attached on page 17.612 (certification of liabilities as of the date nearly 6 months prior to the date of execution of the agreements) demonstrates that the aggregate amount of claims represented by the creditors who consented to the APE is equivalent to 61.6% of the recorded unsecured claims. From such amount one must subtract the amount of the claim held by Deutsche Bank who did not execute the APE, thus reducing the percentage of consents to 57.78%. The same applies to the claims indicated under Nos. 1, 5 and 19 who would allegedly did not execute the APE either.

          b)    The opponent attributed to Multicanal irregularities undertaken to alter the basis of computation and the process of the gathering of the consents. The opponent attributed to Multicanal changing the basis for computation as well as the illegitimate exclusion of the bondholders who failed to attend the bondholders meeting held on December 10, 2003. The opponent qualified such exclusion as contrary to the legal regulations in force (Section 45 of the ABL and 73) notwithstanding which Multicanal seeks to apply it on the grounds that it is the legal doctrine arising from the judgment entered in re: "Sociedad Comercial del Plata" which although invoked in the petition seeking the calling of the bondholders meeting during the preliminary proceeding, was not accepted by this Court in the ruling issued on September 22, 2003 with the scope that the debtor attempts to give to such judgment.

          c)     In the alternative, should it be construed that in the referred ruling this Court decided to definitively exclude the absentees from the bondholders meeting held on December 10, 2003, from the basis for the computation of the principal, the opponent raised a formal objection to such criterion and the inapplicability of the judgment in re: "Sociedad Comercial del Plata", on the following grounds: c') the participation of bondholders in recent APEs; c") it is false that there are bondholders who "cannot be found" and that therefore it would be necessary to exclude absentees from the basis of computation of the majorities; c"') that the wording of Section 45 bis of the ABL does not support the exclusion of absentees, because this Section refers to the "obtaining of the consents" by the debtor, this reaffirms that the principle that places on the debtor the duty of obtaining the express approval from its creditors is also applicable in the case of securities issued in series. Contrary to the debtor's thesis, Section 45 bis only establishes the regime applicable to the holders of securities issued in series interested in participating in the mechanism for obtaining the consents. And that the only exclusions that must be made are those expressly contemplated in art. 45.

          d)    The opponent contended that the stage to obtain the minimum amount of majority of capital had expired. Even if the objection to the exclusion of absent bondholders were rejected, the opponent alleged that the debtor failed to obtain the minimum capital majority requirement. The opponent described the situation of Deutsche Bank, since as of the date of publication of notices such bank had not executed the APE.

          The mechanism for the approval of the APE designed by Multicanal expressly provided that the bondholders had to accept the proposal and subsequently execute the APE.

          In a nutshell the opponent contended that in the bondholders meeting, the bondholders that voted affirmatively regarding the second item of the Agenda only approved "the restructuring proposal of the bonds for the execution of an APE" and not the APE itself.

          The above would also be applicable to the case of other three holders who voted affirmatively in the bondholders meeting: Depetrini and Fontana (no 1 in the voting), ABN Amro Bank Fideicomiso Revel (no 5) and Angel Jesús Miselli (no 19). The records on the file do not evidence that they executed the referred APE.

          e)    The opponent made a reservation: If the procedural impediment affecting the ability to attach the prospective consent from Deutsche Bank to the APE were disregarded, the same principle should be applied as regards the creditors appearing on pages 17284/5 and 17292/3 (holders of bonds for an aggregate nominal amount of US$3,400,000) and as regards J.B. Hanauer & Co (holder of bonds for an aggregate nominal amount of US$5,032,000), Frances W. Levine (US$100,000) and Maurice Chayt (US$15,000) who, as reflected in the documents attached as Annex 3, reject the APE.

          f)     The statement of assets and liabilities updated as of the date of the instrument must be prepared simultaneously with the execution of the APE and not six months earlier; and that the different interest rates of the different series have not been duly calculated in the appraisal filed by the debtor.

          g)     The opponent contended that the creditors were separated into classes, such alternative not being provided in the rules that regulate the APE. The debtor's attempt that the consent of 961 creditors be assumed is not supported by the rules that regulate contracts, applicable thereto by reason of the eminently contractual legal nature of the APE.

          h)    The opponent reported deficiencies and irregularities in the private restructuring process commenced by Multicanal, particularly with regard to the gathering of the consents of the holders of bonds. The opponent challenged item V on page 17.929 et seq., the location in which the bondholders meeting was held, the requirements for attendance thereat, (dissimilar treatment between supporting and dissident creditors); the standing of the participants (impossibility of verifying compliance with Section 45 of the ABL); the potential breach of the formalities required to participate at the bondholders meeting; the restriction on information; and the existence of discriminatory payment proposals.

          Finally, the opponent contends that Multicanal devised a "zero risk" APE because it prepared a proposal that would protect Multicanal from being placed in liquidation, even if within the short term Multicanal would default once again on its undertaken obligations.

          As a fallback, the opponent challenged the constitutionality of Section 76 of the ABL.

        2.

        On pages 18222/65 appears the answer filed by Multicanal, which substantially stated that Multicanal's sole interest was to obtain the court confirmation of its debt restructuring proposal which was accepted by the statutory majority in a lawful and transparent proceeding. Multicanal explained that the opponent distorted the nature of the legal actions that it commenced in foreign courts. Multicanal concluded that the filing of such court actions, after having voluntarily submitted to Argentine jurisdiction and Argentine applicable law, amounted to a scheme intended to frustrate the APE proceeding and any decision issued with respect the request for confirmation of the APE achieved.

        Multicanal criticized the attitude displayed in the bondholders meeting held on December 10, 2003, where through its attorney-in-fact and out of the agenda, [the opponent] read an alleged intention to purchase Multicanal bonds up to a maximum amount of US$50 million; amount that in the opponent's view would have sufficed to block the APE proposed by Multicanal.

        Multicanal stated that [opponent's] intention when formulating an offer amounted only to a scheme to distract the attention of the participating bondholders, thus delaying the celebration of the meeting, unlawfully interfering with Multicanal's offer, trying to capture the will of the creditors so that they would change their vote; being still more serious [opponent's actions]with respect to Deutsche Bank where the opponent enticed such bank to violate the bank's obligation lawfully undertaken under the Support Agreement.

        Multicanal described the economic and financial scenario that unfold since December 2001, in which Multicanal decided to restructure its liabilities to ensure the continuity of its business, the maintenance of labor sources and the possibility of repayment of its debts.

        Upon answering the objections, Multicanal specifically stated that:

          a)    Multicanal obtained the statutory majorities for both classes of creditors, on grounds similar to the ones pointed out in responding to the objections filed by Mr. Basterreix and Mr. Prato.

          Multicanal denied and rejected emphatically HUFF's claim in the sense that Multicanal would have altered the basis of computation of the majorities. Multicanal contended that it was an incomplete and biased interpretation of the opponent to say that this Court had not issued a final decision on the treatment to be afforded in the bondholders meeting to the absentees and dissident creditors.

          Multicanal indicated that the opponent added to its erroneous criterion its objection to the applicablility of the ruling in re: "Sociedad Comercial del Plata" insofar it involved a reorganization proceeding (concurso preventivo) and not an APE. Multicanal pointed out that the issues debated in re: Autopistas del Sol SA and CTI Holdings SA—extensively analyzed by the opponent—bear no relationship with the issues analyzed hereunder.

          Multicanal stated that Section 45 bis of the ABL allows for the "non-computation" of the absentees from the basis of calculation of the majorities and that from merely reading the minutes of the bondholders meeting it could be concluded that all the requirements provided by such legal provision had been fully complied with.

          Multicanal highlighted significant differences existing between the exclusion of votes and the computation and "non-computation" of absentees and those who abstained from voting since it involves a particular decision where the debtor has nothing to do, to such an extent that in the case 94% of the bondholders attended the meeting and negative votes were recorded.

          b)    Multicanal pointed out that Section 69 of the ABL and related provisions did not provide for any procedural impediment and that Multicanal never affirmed that the affirmative votes approving the proposal cast at the bondholders meeting under Section 45 bis had to be ratified by execution of the APE agreement; furthermore that the citations made by the opponent were incomplete and taken out of the general context of the presentations in which they were made.

          Multicanal denied the lack of an updated statement of assets and liabilities.

          Afterwards Multicanal clarified that what the opponent qualified as an "immense" group of commercial creditors represented 3.37% of the total unsecured claims. That a list of unsecured creditors mentioning them in detail and duly certified by a certified public accountant was attached as Annex 6 to the initial presentation. From such group comprising 961 unsecured non-financial creditors, the opponent could only identify 9 cases for its objection, which Multicanal answered in detail. Multicanal repeated that the deemed acceptance [of the APE] by such creditors had been implicitly confirmed by all the reported members of the class since no objection or observation was filed to the APE by any of them or any formal claim or demand as served by any other means.

          Multicanal described the non-existence of deficiencies as regards the location in which the bondholders meeting was held or as to the requirements for attendance thereat.

          In item 3.5.2 of page 18252 Multicanal explained that no disparity of treatment existed and claimed that the opponent had consented to all the actions referred to the calling [of the bondholders meeting] (item 3.5.3).

          Multicanal denied the scope given to the statements recorded in the minutes of the bondholders meeting (see Page 18254) as regards the proposal made by Huff.

          Multicanal described the reasons (in 3.7), whereby it considered unfair the qualification of the proposal since Multicanal never made a residual proposal.

          Multicanal described that all of the creditors were offered the same options and that nobody knew beforehand how the rest of the interested creditors would react as regards each of these options.

          In item 3.8.1. Multicanal discarded the possibility of a "zero risk" APE and finally denied the unconstitutionality of Section 76 of the ABL.

          In the presentation referred to above, Multicanal provided additional explanations in response to certain clarifications required by the Court in the order (medida para mejor proveer) issued on March 31, 2004.

3.

A.    Opening of the Evidence Stage:

        I hereby hold that in light of the considerations that I will make hereinbelow, I can issue a decision cased on the records appearing in the file. Accordingly, I will not open the evidence stage requested by the opponent in his presentation.

B.    Majorities:

        Apart from the fact that it has already been held hereunder that the majorities were obtained (see analysis of the objections of Mr. Basterreix and Mr. Prato) the objection filed by Huff seeking to subtract the amounts of the claims held by Deutsche Bank as well as those of the rest of the referred creditors must also be rejected.

        As Multicanal clarified, only the debtor was obliged to execute the APE since through such APE it undertook the commitments specified therein. It makes reference to, among others, the commitments related to the company's administration regime until court confirmation is obtained and the APE agreement is consummated. As Multicanal contended, if Deutsche Bank decided not to execute the APE it was exclusively because, as reflected from its own presentation filed on December 19, 2003, Deutsche Bank did not agree to sign it as it had been offered by Multicanal by means of the public offer addressed at all the creditors and voted in the bondholders meeting. Similar considerations may be made as to the claims indicated under Nos. 1, 5 and 9.

        In sum, I consider that each of the creditors that attend the meeting lose their individuality after the meeting is held, since it is the bondholders meeting the one that grants the consent to the APE with its positive vote, or rejects it with its negative vote. As a logical consequence, it is not necessary for bondholders to execute the APE as the opponent contends.

C.    Exclusion of bondholders who did not attend the bondholders meeting held on December 10, 2003 and applicable regulation:

        The exclusion of absent bondholders is not contrary to legal regulations in force (Section 45 bis of the ABL and 73) because, in addition to what was stated above, one should add that the doctrine of the judgment issued in re: "Sociedad Comercial del Plata" was applied to this case specifically in the manner established in the decision appearing on pages 16,897/905 (volume 84) and in Chapter I hereof.

D.    Preclusion:

        The objection is abstract in light of paragraph A above and logically it also fails the objection introduced in 1.c.

E.    Classification and unsecured non-financial creditors:

        As held when considering the objections filed by Mr. Basterreix and Mr. Prato, arguments that I deem herein reproduced, I reject the objection since, and this is the important reason, there have been no assumptions that this Court would have confirmed.

F.    Irregularities and deficiencies:

        As to the inclusion of the adverb "only" in the wording of Section 75 of the ABL, it may be validly inferred that such term has restricted the possibilities for the objection contemplated in such Section. Therefore it may be concluded that the ABL is restrictive in this issue (Molina Sandoval, "Acuerdo Preventivo Extrajudicial" Ed. Abaco, 2003. Pg. 305), and thus, in principle, no grounds are admitted other than the ones expressly contemplated by law.

        Notwithstanding the foregoing, the referred deficiencies and situations classified as irregularities are no more than an expression of the opponent's discontent with the system applied for the computation of the majorities in this case, an issue as to which I have already issued my opinion.

        As to the reference to the payment proposals being discriminatory, some issues must be clarified.

        This matter now becomes abstract after having obtained the clarifications formulated by Multicanal in the submission that preceeds this ruling. Since even if it could have been considered that the proposal was discriminatory, the issue has been duly clarified by the debtor. In such circumstance and although the fate of the bondholders who voted negatively and those who were absent was not specifically established, it must be concluded that in light of the explanations furnished by Multicanal no mechanism of discrimination exists.

        I say this because as it has been informed there is no impediment for the opponents to the meeting to opt for any of the three options under the same conditions as those afforded to those who approved the APE in such meeting.

        Therefore, I repeat, there is no discriminatory guideline as Huff understands since all the creditors—those who voted affirmatively or negatively and even the absentees at the bondholder's meeting—are placed in the same position.

        As to the existence of a "zero risk" APE such averment lacks support in view of the explanations provided by the debtor in its presentation on page 18.256 (volume 88).

G.    Unconstitutionality of Section 76 of the ABL:

        The opponent concluded that the application of Section 76 of the ABL to the APE is "irremediably contrary to the guiding principle in the field of contractual law, whereby the effects of contracts—in this case those executed between the debtor and some of its creditors—cannot damage or be held as against third parties (Sections 1195 and 1199 of the Argentine Civil Code)" (sic, see page 17.940 (volume 87)).

        The opponent lacks standing to do so. It should be noted that the described damage could only be raised if at all by those who, not having participated in the APE, would be affected by its effects. Strictly, the opponent is not a third party but a party in the proceeding with the invoked capacity and within the referred scope.

        I also reject the objection due to the manner in which it was raised, that is, as a fallback depending upon the outcome of the other objections raised (in this case, the granting of the objection of Section 75 of the ABL) which renders this objection procedurally ineffective.

4.
Thus, I RESOLVE: to reject the above objection.

IX.

        The objections and other challenges having been dismissed, I must now address the request for confirmation of the APE filed by Multicanal S.A., according to Section:52 of the ABL.

        1.    The debtor proposed:

        As regards financial creditors: the cancellation of their claims by the adoption of the following options:

  A)
  Cash Option: consisting in the delivery of US$300 per US$1,000 of Existing Debt offered.

  B)
  Par Exchange for a New Bond (Par Option): for each US$1,000 of Existing Debt offered there will be delivered 10 year Bonds for a nominal amount of US$1,050, due in 10 years, accruing interest: at an annual rate of 2.5% as from the date of the celebration of the bondholders meeting until (but excluding such date) the 4th anniversary; at an annual rate of 3.5% as from the 4th anniversary until (but excluding such date) the 8thanniversary; and at an annual rate of 4.5% as from the 8th anniversary until (but excluding) the maturity date, and such interest shall be payable on a semi-annual basis, in arrears (except for the first payment of interest that shall be payable on the Delivery Date); principal shall be fully payable on the 10th anniversary of the APE's court confirmation, and they shall contain the same terms and conditions as those included in the Solicitation Statements.

  C)
  Discount Exchange for a New Bond and Class C common shares to be issued by Multicanal (Combined Option): For each US$1,000 of Existing Debt offered, Multicanal shall deliver (i) US$440 in 7 Year Notes at a fixed rate of 7% or 7 Year Notes, FRN at a floating rate of 7% (sic), and (ii) 641 Class C common shares of Multicanal. The principal of the Securities due 7 Years and of the FRN due 7 Years shall be payable in installments maturing on the 3rd anniversary of the court confirmation (5% of the outstanding principal); on the 4th anniversary of the court confirmation (10% of the outstanding principal); on the 5th anniversary of the court confirmation (15% of the outstanding principal); on the 6th anniversary of the court confirmation (20% of the outstanding principal); and the balance upon expiration of the 7th anniversary of the court confirmation. The 7 Year Notes shall accrue interest on the outstanding principal at an annual 7% interest rate, payable on semi-annual basis, in arrears (except for the first payment of interest that shall take place on the Delivery Date and that shall pay accrued interest as from the date of the celebration of the bondholders meeting until the date of the court confirmation). The 7 Year FRN shall accrue interest on the outstanding principal as from the date of the holding of the bondholders meeting at an annual interest rate of 3 months LIBOR plus a margin equal to the difference between (i) 7% and (ii) the US SWAP 7 years rate, that must be the middle point between the supply and demand offer. Interest shall be paid on a quarterly basis, in arrears (except for the first payment of interest that shall take place on the Delivery Date and that shall pay accrued interest as from the date of the celebration of the bondholders meeting until the date of the court confirmation).

        As regards non-financial creditors, that the contractual obligations remain unaltered, so that the Company continues performing vis-à-vis such (basically commercial) creditors according to their respective titles. Their claims shall be performed in the manner and at the time agreed upon in their current contractual documents (accepted invoices, firm judgments, credit instruments or payment instruments issued for the satisfaction of the debts owed to suppliers, etc.)

        2.     The situation framed as above, and taking into consideration the guidelines established in the judgment cited on page 15.103, the following clarifications should be made:

        First, as regards the assets and liabilities of the debtor, there are no doubts to clarify as per the composition thereof.

        Second, as regards the composition of the statutory majorities, such have been effectively established in line with the system ordered for this the case by the Court.

        And finally, third, as regards the rigor that must prevail upon analyzing the payment proposal, we—in the context of the crisis described by the debtor and the further elements presented in the case, duly verified by the parties- do not find such proposal to be abusive or fraudulent and we do not find it to violate any right.

        It is therefore clear that there is no discriminatory mechanism, in light of the explanations furnished by the debtor in the precedent presentation, where it has been clarified that the inclusion of the dissidents in each of the three options of the proposal for bondholders is free.

        It should be noted that although it may have been thought that options 1 and 2 were the only ones available for them to opt (discarding the par option as each box was configured) no residual options exist with the alleged scope. Therefore, any of the three options are available for selection.

        Particularly considering that for those financial creditors who failed to express for which option they voted in line with the provision of Section 45 bis of the ABL Subsection 2, they may exercise again (within the term to be determined) the right to opt for any of the three options put up for consideration, under the same conditions as those who already did it. Conversely, if they (opponents and absentees) keep silent after being asked to make their selection, it shall be deemed that those who fail to choose any of the three options will have their claims proportionally allocated between the Available Options as such term is defined in Section 1, Section 1.01 of the APE attached as ANNEX 12.

        3.     Court costs and litigation expenses (costas) arising from each of the rejections incurred by each party shall be assumed by such party. The foregoing is decided bearing in mind the novelty of the legal instrument, the lack of case law and considering that the opponents could believe to have grounds to raise the objections as they did.

        4.     Thus, and the debtor having evidenced the relevant consents, having obtained the statutory required majorities (Section 73 of Law 25,589), and in light of the fact that the objections were dismissed, and finally considering that no fraud, abuse or discriminatory mechanism exists, I hereby RESOLVE:

  a)
  To confirm the APE filed by Multicanal S.A.

  b)
  To assess court costs and litigation expenses (costas) to be borne by each party as incurred by each party.

  c)
  To summon those who having attended the bondholders meeting held on December 10, 2003 under the terms of Section 45 bis of the ABL, voted negatively or abstained from voting, as well as those who did not attend the meeting.

        These summons within a 30 day term as from the last publication of legal notices (to be made for the period and in the places indicated for the Section 45 bis of the ABL bondholders meeting) so they exercise the right to elect among the options, that the rest of the creditors already did as established above, and communicating such election to the debtor, providing that silence shall result in that their claims shall be proportionally allocated among the Available Options in accordance with the explanation provided above.

  d)
  That the file be forwarded in due course to the representative of the Tax Authority for the relevant purposes.

  e)
  Be it notified, recorded and a copy be filed in the registry mentioned in Section 279 of the ABL.
FERNANDO F. OTTOLENGHI JUDGE

I, Moira Parga, hereby certify the foregoing to be a true and accurate translation into English of the original document in Spanish, which is attached hereto. In witness whereof I set my hand and seal in Buenos Aires on this 20th day of April 2004.

[FOR CERTIFICATION PURPOSES ONLY]

        Es traducción fiel al inglés del documento redactado en español que he tenido a la vista, al que me remito y adjunto en la Ciudad de Buenos Aires a los 20 días del mes de abril de 2004.

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